Exhibit 99.1

Amarin Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update

Go-to-Market Strategy in U.S. to Optimize Provider Engagement and Drive Demand for VASCEPA®

European Expansion Strategy On Track with Reimbursement Negotiations and Launch Preparations for VAZKEPA Underway in Multiple Markets

Plans for Regulatory Filings for Approval of VASCEPA in Several Additional Countries in 2022

Company to Host Conference Call Today at 8:00 a.m. ET

DUBLIN, Ireland and BRIDGEWATER, N.J., March 1, 2022 -- Amarin Corporation plc (NASDAQ:AMRN), today announced financial results for the quarter and year ended December 31, 2021 and provided an update on company operations.

“2021 was a year of significant progress, during which we laid the foundation to support our long-term growth strategy including greater geographic reach for VASCEPA®, expanded operations and pipeline diversification, including a fixed-dose combination portfolio,” stated Karim Mikhail, president, and chief executive officer of Amarin. “We have an ambitious set of objectives for 2022 and are keenly focused on executing our strategy throughout the balance of the year and beyond.”

“In the U.S., our Go-To-Market strategy is demonstrating encouraging results and industry data show that while the icosapent ethyl (IPE) market is increasing, it remains underpenetrated, which offers a continued growth opportunity for VASCEPA. In Europe, launch activities are well underway in multiple markets, closely connected with the progress of our reimbursement discussions with the local authorities, and we are on track to deliver on our commitments of additional submissions, reimbursement decisions and launches in key European markets. Our International strategy is also taking shape, with additional regulatory filings completed in several key countries including Australia, New Zealand and Israel, with recent receipt of acceptances for review in Australia and Israel.”

“2022 is slated to be a year of execution for Amarin. We are fully dedicated to maximizing our asset, VASCEPA/VAZKEPA, intend to build on our important cardiovascular outcomes data and progress on our diversification strategy including further development of our fixed-dose combination portfolio. Underlying these initiatives is our commitment to operational excellence including flexible and profitable investments in growth, while maintaining a strong balance sheet. We will continue to enhance our leadership team and board with the right talent to support the company’s next steps. The achievement of these objectives is our highest priority as we seek to attain our bold vision to stop heart disease from being the leading cause of death, worldwide.”

United States

U.S. net product net revenue was $577.9 million in full year 2021 amidst the ongoing challenges of the COVID-19 pandemic and the impact of additional generic icosapent ethyl market entrants.

U.S. commercial operations remain positive supporting investments to expand into new markets.

The Go-To-Market strategy is demonstrating progress across all three initiatives:

Continued to Expand Provider Engagement

•
Enhanced awareness and use of VASCEPA with optimized sales force and expanded reach to approximately 150,000 healthcare providers.
•
Continue evaluating all resources and encouraging pay-for-performance partnerships, such as BlinkRx, elements of Omnichannel and other initiatives.

Managed Care Access Remains a Focus

•
In December 2021, Amarin had approximately 40% of total commercial and Medicare Part D lives on a weighted average basis with VASCEPA as the exclusive IP product. Additional anticipated decisions could positively impact our exclusive coverage level in 2022 beyond the 40%.
•
Improved access for VASCEPA for 25% of all commercial lives.

Optimizing Fulfillment of VASCEPA Prescriptions for Cardiovascular (CV) Risk Reduction

•
Launched new VASCEPA campaign focused on prior myocardial infarction and stroke patients at a heightened risk of a subsequent event to generate immediate growth acceleration.
•
Partnered with BlinkRx to support fulfillment process across the continuum of care, to ensure patients can start and remain on VASCEPA.

Europe

•
Received market approval of VAZKEPA by the European Commission (EC) and the UK Medicines and Healthcare products regulatory agency (MHRA) as the first and only treatment to reduced CV risk in high-risk, statin-treated adult patients who have elevated triglycerides (≥150 mg/dL) and other risk characteristics.
•
Submitted market access and reimbursement dossiers in ten European countries (namely Germany, UK, Italy, France, Spain, Denmark, Sweden, Finland, Norway, and the Netherlands) ahead of plan.
•
Clinical and Health Technology Assessments processes and reimbursement discussions are progressing in all targeted markets.
•
Launched VAZKEPA in Germany despite resurging COVID-19 disruptions. Progressing commercial launch plans of VAZKEPA in up to six countries as expected, with preparations underway in several key markets.
•
Actively negotiating partnerships to bring VAZKEPA to Central and Eastern European markets via marketing and distribution agreements with partners who have established infrastructure in such markets.

International

•
Expects regulatory filings, approvals and potential launches of VASCEPA, via partners, in up to six new countries, including Australia, New Zealand, and certain Asia-Pacific markets in 2022.
o
Received acceptances of VASCEPA for regulatory review in Australia and Israel, and has embarked on initiatives to engage a commercial partner to market/distribute the product in this region.
•
The National Medical Products Administration, or NMPA, has accepted for review the new drug application for VASCEPA submitted by Edding, Amarin’s partner in China.
o
Expects final decisions from the NMPA in Mainland China and from the regulatory authority in Hong Kong in the second half of 2022.
•
Expanded VASCEPA commercialization in several Middle Eastern countries including Lebanon, UAE, and Qatar through partners.
•
Continued execution of international expansion strategy that features plans to bring the CV reduction benefits of VASCEPA/VAZKEPA to approximately 20 additional countries over the course of the next three years through a series of distribution agreements and partnerships1.

•
Amarin’s partner in Canada, HLS Therapeutics, announced a co-promotional agreement for VASCEPA with Pfizer in Canada.

Financial Update

Total net revenue for the full year ended December 31, 2021 was $583.2 million, compared to $614.1 million in the corresponding period of 2020, a decrease of 5%. Net product revenue for the full year ended December 31, 2021 was $580.3 million compared to $607.0 million in the corresponding period of 2020, a decrease of 4%. This decrease was driven primarily by volume of VASCEPA sales to Amarin’s customers in the United States, which were adversely impacted by generic availability in the United States. The decrease was also driven by VASCEPA sales to our partners outside of the United States of approximately $2.4 million for the full year ended December 31, 2021 as compared to $8.9 million for the full year ended December 31, 2020, primarily as a result of an initial order to ensure availability of adequate product supply for Amarin’s commercial partner’s launch of VASCEPA in Canada (recognized upon shipment by Amarin to our partner).

Amarin recognized licensing and royalty revenue of approximately $2.9 million and $7.0 million for the full year ended December 31, 2021 and 2020, respectively, from VASCEPA-related commercial sales of our partners in Canada, the China region and the Middle East.

Cost of goods sold for the full year ended December 31, 2021 was $121.3 million, compared to $131.4 million in the corresponding period of 2020. Amarin’s overall gross margin on net product revenue for the quarter and year ended December 31, 2021 was 79%, compared with 79% and 78% for the quarter and year ended December 31, 2020.

Selling, general and administrative expenses for the full year ended December 31, 2021 was $408.3 million compared to $463.3 million in the prior year. This decrease was primarily due to a decrease in marketing and direct to consumer promotions in 2021, as a result of the impact of COVID-19 and the company’s focus on improving the profitability of operations in the United States. The decrease also includes a reduction in costs associated with the company’s Go-To-Market strategy resulting in decreased promotional initiatives, reduced travel and a decrease in sales force.

Research and development expenses for the full year ended December 31, 2021 was $29.3 million compared to $39.0 million in the prior year. This decrease was primarily driven by the completion of certain analyses performed beyond the REDUCE-IT cardiovascular outcomes trial.

Under U.S. GAAP, Amarin reported net income of $7.7 million for the full year ended December 31, 2021, or basic and diluted earnings per share of $0.02. This net income includes $36.6 million in non-cash stock-based compensation. For the full year ended December 31, 2020, Amarin reported a net loss of $18.0 million, or basic and diluted loss per share of $0.05. This net loss included $45.8 million in non-cash stock-based compensation expense.

Excluding non-cash stock-based compensation expense and restructuring expense, non-GAAP adjusted net income was $58.1 million for the full year ended December 31, 2021, or non-GAAP adjusted basic earnings per share of $0.15 and diluted earnings per share of $0.14, compared with non-GAAP adjusted net income of $27.8 million for the full year ended December 31, 2020, or non-GAAP adjusted basic and diluted earnings per share of $0.07.

As of December 31, 2021, Amarin reported aggregate cash and investments of $489.1 million, consisting of cash and cash equivalents of $219.5 million and liquid short-term and long-term investments of $234.7 million and $35.0 million, respectively. As of December 31, 2021, Amarin reported $163.7 million in net accounts receivable ($262.9 million in gross accounts receivable before allowances and reserves) and $355.9 million in total inventory. Furthermore, Amarin has no debt as the final royalty-like debt payment was made during the fourth quarter of 2020, which previously had been 10% of net product revenue generated from VASCEPA.

As of December 31, 2021, Amarin had approximately 396.6 million American Depository Shares ADSs and ordinary shares outstanding, nil common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 18.5 million equivalent shares underlying stock options at a weighted-average exercise price of $7.32, as well as 9.3 million equivalent shares underlying restricted or deferred stock units.

Strengthening our Leadership Team and Board of Directors

Amarin expanded its leadership team with the addition of four new executive members.

•
Laurent Abuaf, Senior Vice President, President Europe
•
Jason Marks, Chief Legal Officer and Corporate Secretary
•
Alan Wills, Executive Vice President, Corporate Business Development
•
Lisa DeFrancesco, Senior Vice President Investor Relations and Corporate Affairs

The Company also enhanced its board of directors with the appointment of Per Wold-Olsen, who joined the Amarin Board of Directors on January 10, 2022.

2022 Financial Outlook

Given the uncertainty primarily related to the continued global impact of COVID-19 as well as the uncertainty resulting from the impact of generic availability in the U.S., Amarin is unable to provide 2022 revenue guidance; however, the company will continue to evaluate its ability to provide as the year progresses.

As noted above, U.S. commercial operations are expected to continue to operate on a contribution margin positive basis. Amarin will continue to invest in building the appropriate infrastructure and foundation in Europe for successful commercial launches and advance necessary actions to support regulatory activities in other international markets. Amarin will also progress lifecycle management (LCM) opportunities as described. The company will continue to evaluate its planned spend in 2022 and adjust if assumptions warrant adjustments.

Amarin reiterates its belief that current cash and investments and other assets are adequate to support continued operations, including European launch activities.

Conference Call and Webcast Information:

Amarin will host a conference call on March 1, 2022, at 8:00 a.m. ET to discuss this information. The conference call can be accessed on the investor relations section of the company's website at www.amarincorp.com, or via telephone by dialing 888-506-0062 within the United States, 973-528-0011 from outside the United States, and referencing conference ID 424818. A replay of the call will be made available for a period of two weeks following the conference call. To listen to a replay of the call, dial 877-481-4010 from within the United States and 919-882-2331 from outside of the United States, and reference conference ID 44616. A replay of the call will also be available through the company's website shortly after the call.

Use of Non-GAAP Adjusted Financial Information

Included in this press release are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net income was derived by taking GAAP net loss and adjusting it for non-cash stock-based compensation expense and restructuring expense. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our scientific research foundation to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to rethinking cardiovascular risk through the advancement of scientific understanding of the impact on society of significant residual risk that exists beyond traditional therapies, such as statins for cholesterol management.

About Cardiovascular Risk

Cardiovascular disease is the number one cause of death in the world. In the United States alone, cardiovascular disease results in 859,000 deaths per year.i And the number of deaths in the United States attributed to cardiovascular disease continues to rise. In addition, in the United States there are 605,000 new and 200,000 recurrent heart attacks per year (approximately 1 every 40 seconds). Stroke rates are 795,000 per year (approximately 1 every 40 seconds), accounting for 1 of every 19 U.S. deaths. In aggregate, in the United States alone, there are more than 2.4 million major adverse cardiovascular events per year from cardiovascular disease or, on average, 1 every 13 seconds.

Controlling bad cholesterol, also known as LDL-C, is one way to reduce a patient’s risk for cardiovascular events, such as heart attack, stroke or death. However, even with the achievement of target LDL-C levels, millions of patients still have significant and persistent risk of cardiovascular events, especially those patients with elevated triglycerides. Statin therapy has been shown to control LDL-C, thereby reducing the risk of cardiovascular events by 25-35%.ii Significant cardiovascular risk remains after statin therapy. People with elevated triglycerides have 35% more cardiovascular events compared to people with normal (in range) triglycerides taking statins. iii,iv,v

About REDUCE-IT

REDUCE-IT was a global cardiovascular outcomes study designed to evaluate the effect of VASCEPA in adult patients with LDL-C controlled to between 41-100 mg/dL (median baseline 75 mg/dL) by statin therapy and various cardiovascular risk factors including persistent elevated triglycerides between 135-499 mg/dL (median baseline 216 mg/dL) and either established cardiovascular disease (secondary prevention cohort) or diabetes mellitus and at least one other cardiovascular risk factor (primary prevention cohort).

REDUCE-IT, conducted over seven years and completed in 2018, followed 8,179 patients at over 400 clinical sites in 11 countries with the largest number of sites located within the United States. REDUCE-IT was conducted based on a special protocol assessment agreement with FDA. The design of the REDUCE-IT study was published in March 2017 in Clinical Cardiology.vi The primary results of REDUCE-IT were published in The New England Journal of Medicine in November 2018.vii The total events results of REDUCE-IT were published in the Journal of the American College of Cardiology in March 2019.viii These and other publications can be found in the R&D section on the company’s website at www.amarincorp.com.

About VASCEPA® (icosapent ethyl) Capsules

VASCEPA (icosapent ethyl) capsules are the first-and-only prescription treatment approved by the U.S. Food and Drug Administration (FDA) comprised solely of the active ingredient, icosapent ethyl (IPE), a unique form of eicosapentaenoic acid. VASCEPA was launched in the United States in January 2020 as the first and only drug approved by the U.S. FDA for treatment of the studied high-risk patients with persistent cardiovascular risk after statin therapy. VASCEPA was initially launched in the United States in 2013 based on the drug’s initial FDA approved indication for use as an adjunct therapy to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Since launch, VASCEPA has been prescribed over ten million times. VASCEPA is covered by most major medical insurance plans. In addition to the United States, VASCEPA is approved and sold in Canada, Lebanon and the United Arab Emirates. In Europe, in March 2021 marketing authorization was granted to icosapent ethyl in the European Union for the reduction of risk of cardiovascular events in patients at high cardiovascular risk, under the brand name VAZKEPA.

Indications and Limitation of Use (in the United States)

VASCEPA is indicated:

1.
As an adjunct to maximally tolerated statin therapy to reduce the risk of myocardial infarction, stroke, coronary revascularization and unstable angina requiring hospitalization in adult patients with elevated triglyceride (TG) levels (≥ 150 mg/dL) and
•
established cardiovascular disease or
•
diabetes mellitus and two or more additional risk factors for cardiovascular disease.
2.
As an adjunct to diet to reduce TG levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia. The effect of VASCEPA on the risk for pancreatitis in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information

3.
VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.
4.
VASCEPA was associated with an increased risk (3% vs 2%) of atrial fibrillation or atrial flutter requiring hospitalization in a double-blind, placebo-controlled trial. The incidence of atrial fibrillation was greater in patients with a previous history of atrial fibrillation or atrial flutter.
5.
It is not known whether patients with allergies to fish and/or shellfish are at an increased risk of an allergic reaction to VASCEPA. Patients with such allergies should discontinue VASCEPA if any reactions occur.

6.
VASCEPA was associated with an increased risk (12% vs 10%) of bleeding in a double-blind, placebo-controlled trial. The incidence of bleeding was greater in patients receiving concomitant antithrombotic medications, such as aspirin, clopidogrel or warfarin.
7.
Common adverse reactions in the cardiovascular outcomes trial (incidence ≥3% and ≥1% more frequent than placebo): musculoskeletal pain (4% vs 3%), peripheral edema (7% vs 5%), constipation (5% vs 4%), gout (4% vs 3%), and atrial fibrillation (5% vs 4%).
8.
Common adverse reactions in the hypertriglyceridemia trials (incidence >1% more frequent than placebo): arthralgia (2% vs 1%) and oropharyngeal pain (1% vs 0.3%).
9.
Adverse events may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
10.
Patients receiving VASCEPA and concomitant anticoagulants and/or anti-platelet agents should be monitored for bleeding.

Key clinical effects of VASCEPA on major adverse cardiovascular events are included in the Clinical Studies section of the prescribing information for VASCEPA as set forth below:

Effect of VASCEPA on Time to First Occurrence of Cardiovascular Events in Patients with

Elevated Triglyceride levels and Other Risk Factors for Cardiovascular Disease in REDUCE-IT

	VASCEPA		Placebo		VASCEPA vs Placebo
	N = 4089 n (%)	Incidence Rate (per 100 patient years)	N = 4090 n (%)	Incidence Rate (per 100 patient years)	Hazard Ratio (95% CI)
Primary composite endpoint
Cardiovascular death, myocardial infarction, stroke, coronary revascularization, hospitalization for unstable angina (5-point MACE)	705 (17.2)	4.3	901 (22.0)	5.7	0.75 (0.68, 0.83)
Key secondary composite endpoint
Cardiovascular death, myocardial infarction, stroke (3-point MACE)	459 (11.2)	2.7	606 (14.8)	3.7	0.74 (0.65, 0.83)
Other secondary endpoints
Fatal or non-fatal myocardial infarction	250 (6.1)	1.5	355 (8.7)	2.1	0.69 (0.58, 0.81)
Emergent or urgent coronary revascularization	216 (5.3)	1.3	321 (7.8)	1.9	0.65 (0.55, 0.78)
Cardiovascular death [1]	174 (4.3)	1.0	213 (5.2)	1.2	0.80 (0.66, 0.98)
Hospitalization for unstable angina [2]	108 (2.6)	0.6	157 (3.8)	0.9	0.68 (0.53, 0.87)
Fatal or non-fatal stroke	98 (2.4)	0.6	134 (3.3)	0.8	0.72 (0.55, 0.93)

[1] Includes adjudicated cardiovascular deaths and deaths of undetermined causality.

[2] Determined to be caused by myocardial ischemia by invasive/non-invasive testing and requiring emergent hospitalization.

FULL U.S. FDA-APPROVED VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including beliefs about the world-wide market potential for VASCEPA; expectations regarding financial metrics and performance such as prescription growth, revenue growth, operating expenses, inventory purchases, and managed care coverage for VASCEPA, including the impact of the COVID-19 pandemic, the disappointing outcome of patent litigation and the launch of generic competition on these metrics; beliefs that Amarin is well positioned to deliver on its goals to grow VASCEPA in the U.S. and beyond; beliefs about patient needs for VASCEPA; effects of the COVID-19 pandemic on Amarin's operations and on the healthcare industry more broadly, which effects continue to be fluid; beliefs that Amarin's strategy for reducing the effects of cardiovascular disease is sound and that Amarin is efficiently reaching physicians, payors, pharmacists and patients; plans for Amarin's go-to-market model; the timing and outcome of regulatory reviews, recommendations and approvals and related reimbursement decisions and commercial launches in Europe, the China region and elsewhere; plans for Amarin's expected launch of VASCEPA directly in major markets in Europe, directly and indirectly; beliefs about the cardioprotective and other benefits of VASCEPA; beliefs about the strength of data in market access dossiers and other reports; expectations for the timing, effectiveness and outcome of promotional activities, including patient-oriented campaigns, conference and posted presentations and education of healthcare professionals; commercial and international expansion, prescription growth and revenue growth and future revenue levels, including the contributions of sales representatives and the new leadership team; beliefs that Amarin's current resources are sufficient to fund projected operations; ongoing patent litigation efforts; and the impact of the COVID-19 pandemic on all of the forgoing. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Amarin's ability to effectively commercialize VASCEPA and maintain or grow market share will depend in part on Amarin’s ability to continue to effectively finance its business, VASCEPA approval in geographies outside the U.S., efforts of third parties, Amarin’s ability to create and increase market demand for VASCEPA through education, marketing and sales activities, to achieve broad market acceptance of VASCEPA, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of VASCEPA and to secure, maintain and defend its patent protection for VASCEPA. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: the possibility that VASCEPA may not receive regulatory approval in the China region or other geographies on the expected timelines or at all, the risk that additional generic versions of VASCEPA will enter the market and that generic versions of VASCEPA will achieve greater market share and more commercial supply than anticipated, particularly in light of the recent and disappointing outcome of Amarin's litigation against two generic drug companies and subsequent requests for appeal; the risk that the scope and duration of the COVID-19 pandemic will continue to impact access to and sales of VASCEPA; the risk that Amarin has overestimated the market potential for VASCEPA in the U.S., Europe and other geographies; risks associated with Amarin's expanded enterprise; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that sales may not meet expectations and related cost may increase beyond expectations; the risk that patents may be determined to not be infringed or not be valid in patent litigation and applications may not result in issued patents sufficient to protect the VASCEPA franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the year ended December 31, 2021, filed on or about the date hereof. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited *

	December 31, 2021	December 31, 2020
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$219,454	$186,964
Restricted cash	3,918	3,915
Short-term investments	234,674	313,969
Accounts receivable, net	163,653	154,574
Inventory	234,676	188,864
Prepaid and other current assets	22,352	30,947
Total current assets	878,727	879,233
Property, plant and equipment, net	1,425	2,016
Long-term investments	34,996	62,469
Long-term inventory	121,254	—
Operating lease right-of-use asset	7,660	8,054
Other long-term assets	456	432
Intangible asset, net	23,547	13,817
TOTAL ASSETS	$1,068,065	$966,021
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$114,922	$105,876
Accrued expenses and other current liabilities	253,111	198,641
Current deferred revenue	2,649	2,926
Total current liabilities	370,682	307,443
Long-Term Liabilities:
Long-term deferred revenue	14,060	15,706
Long-term operating lease liability	8,576	9,153
Other long-term liabilities	7,648	6,214
Total liabilities	400,966	338,516
Stockholders’ Equity:
Common stock	294,027	290,115
Additional paid-in capital	1,855,246	1,817,649
Treasury stock	(60,726)	(51,082)
Accumulated deficit	(1,421,448)	(1,429,177)
Total stockholders’ equity	667,099	627,505
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,068,065	$966,021

* Unaudited as a standalone schedule; copied from consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)
Unaudited *

	Three Months Ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2021	2020	2021	2020

Product revenue, net	$143,722	$165,907	$580,320	$607,025
Licensing and royalty revenue	769	1,344	2,867	7,035
Total revenue, net	144,491	167,251	583,187	614,060
Less: Cost of goods sold	30,635	34,769	121,327	131,444
Gross margin	113,856	132,482	461,860	482,616
Operating expenses:
Selling, general and administrative (1)	92,368	116,816	408,334	463,312
Research and development (1)	5,753	8,508	29,307	38,959
Restructuring	(398)	—	13,717	—
Total operating expenses	97,723	125,324	451,358	502,271
Operating income (loss)	16,133	7,158	10,502	(19,655)
Interest income	195	551	1,220	4,901
Interest expense	(23)	(163)	(129)	(2,605)
Other income (expense), net	88	54	(302)	104
Income (loss) from operations before taxes	16,393	7,600	11,291	(17,255)
Provision for income taxes	(1,695)	(2,674)	(3,562)	(745)
Net income (loss)	14,698	4,926	7,729	(18,000)
Earnings (loss) per share
Basic	$0.04	$0.01	$0.02	$(0.05)
Diluted	$0.04	$0.01	$0.02	$(0.05)
Weighted average shares outstanding:
Basic	397,049	390,661	395,992	381,759
Diluted	401,768	398,963	402,480	381,759

* Unaudited as a standalone schedule; copied from consolidated financial statements
(1)

Excluding non-cash stock-based compensation, selling, general and administrative expenses were $376,029 and $424,067 for 2021 and 2020, respectively, and research and development expenses were $24,980 and $32,391, respectively, for the same periods.

RECONCILIATION OF NON-GAAP NET INCOME
Unaudited

	Three months ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2021	2020	2021	2020

Net income (loss) for EPS - GAAP	14,698	4,926	7,729	(18,000)
Stock-based compensation expense	9,796	11,508	36,632	45,814
Restructuring expense	(398)	—	13,717	-
Adjusted net income for EPS - non-GAAP	$24,096	$16,434	$58,078	$27,814

basic and diluted

Earnings per share:
Basic - non-GAAP	$0.06	$0.04	$0.15	$0.07
Diluted - non-GAAP	$0.06	$0.04	$0.14	$0.07

Weighted average shares:
Basic	397,049	390,661	395,992	381,759
Diluted	403,752	398,963	403,980	401,195

i American Heart Association. Heart Disease and Stroke Statistics—2020 Update: A Report From the American Heart Association. Circulation. 2020;141:e139-e596

ii Ganda OP, Bhatt DL, Mason RP, et al. Unmet need for adjunctive dyslipidemia therapy in hypertriglyceridemia management. J Am Coll Cardiol. 2018;72(3):330-343

iii Budoff M. Triglycerides and triglyceride-rich lipoproteins in the causal pathway of cardiovascular disease. Am J Cardiol. 2016;118:138-145

iv Toth PP, Granowitz C, Hull M, et al. High triglycerides are associated with increased cardiovascular events, medical costs, and resource use: A real-world administrative claims analysis of statin-treated patients with high residual cardiovascular risk. J Am Heart Assoc. 2018;7(15):e008740

v Nordestgaard BG. Triglyceride-rich lipoproteins and atherosclerotic cardiovascular disease - New insights from epidemiology, genetics, and biology. Circ Res. 2016;118:547-563

vi Bhatt DL, Steg PG, Brinton E, et al., on behalf of the REDUCE-IT Investigators. Rationale and Design of REDUCE‐IT: Reduction of Cardiovascular Events with Icosapent Ethyl–Intervention Trial. Clin Cardiol. 2017;40:138-148.

vii Bhatt DL, Steg PG, Miller M, et al., on behalf of the REDUCE-IT Investigators. Cardiovascular Risk Reduction with Icosapent Ethyl for Hypertriglyceridemia. N Engl J Med. 2019;380:11-22.

viii Bhatt DL, Steg PG, Miller M, et al., on behalf of the REDUCE-IT Investigators. Reduction in first and total ischemic events with icosapent ethyl across baseline triglyceride tertiles. J Am Coll Cardiol. 2019;74:1159-1161.

1 The company is pursuing expansion into these various additional markets and the status of regulatory and/or patent approval will vary between market to market.